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                                                Filed Pursuant to Rule 424(b)(3)
                                                     Registration Nos. 333-58878
                                                                    333-58878-01
                                                                    333-58878-02
                                                                    333-58878-03
                                                                    333-58878-04
                                                                    333-58878-05
                                                                    333-58878-06
                                                                    333-58878-07
                                                                    333-58878-08

                                TRITON PCS, INC.

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                                Supplement No. 3

                                       to

                          Prospectus dated May 2, 2001

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     On June 11, 2001, Triton PCS, Inc. announced that the expiration date for its registered exchange offer of $350,000,000 aggregate original principal amount of Triton PCS, Inc.'s 9 3/8% senior subordinated notes due 2011 for any and all $350,000,000 aggregate original principal amount of its outstanding
9 3/8% senior subordinated notes due 2011 (CUSIP Nos. U8967NAB6 and 896778AC1) had been further extended until 5:00 p.m., New York City time, on Wednesday, June 13, 2001, unless further extended. The exchange offer was scheduled to expire at 5:00 p.m., New York City time, on June 8, 2001.

     As of 5:00 p.m. on June 8, 2001, $349,500,000 in aggregate principal amount of the outstanding notes had been tendered for exchange. Triton PCS, Inc. elected to extend the exchange offer in order to allow additional time in which to determine whether the holders of the remaining outstanding notes also wish to accept the exchange offer.

     Other than as specifically modified by this prospectus supplement, all of the procedures, terms and conditions of the exchange offer, as described in Triton PCS, Inc.'s prospectus dated May 2, 2001, remain in full force and effect.

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Triton PCS, Inc. is not making an offer to exchange notes in any jurisdiction where the offer is not permitted.

Neither the Securities and Exchange Commission nor any state securities commission has approved the notes to be distributed in the exchange offer, nor has any of these organizations determined that this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                                                             JUNE 11, 2001